EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 2-86285, 333-21349, 333-21351, 333-45315, and 333-62196) on Form S-8 of The Eastern Company of our reports dated March 5, 2008, with respect to the consolidated financial statements and schedule of The Eastern Company and the effectiveness of internal control over financial reporting of The Eastern Company, included in this Annual Report (Form 10-K) for the year ended December 29, 2007.

/s/ UHY LLP

Hartford, Connecticut

March 7, 2008

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